Exhibit 1.1

FORM OF MANAGING DEALER AGREEMENT

THIS AGREEMENT, dated as of                     , 2006, is made by and between CB RICHARD ELLIS REALTY TRUST, a Maryland real estate investment trust (the “Company”); and CNL SECURITIES CORP., a Florida corporation (the “Managing Dealer”). This Agreement shall become effective upon the effective date of that certain Registration Statement on Form S-11 filed by the Company, with the United States Securities and Exchange Commission on August 10, 2005 (Registration No. 333-127405) (the “S-11”), as the same has been amended from time to time. In the event the S-11 does not become effective by December 31, 2006, this Agreement shall be void ab initio and of no force or effect.

WHEREAS, the Company proposes to offer and sell common shares of beneficial interest, $0.01 par value per share, in the Company (the “Shares”) having an aggregate offering price of up to $2,000,000,000, pursuant to a public offering (the “Offering”) of the Shares pursuant to a prospectus filed with the Securities and Exchange Commission (“SEC”); and

WHEREAS, of the total Shares to be issued and sold in the Offering, Shares having an aggregate offering price of up to $1,800,000,000 are to be offered to the public (the “Primary Offering”) and Shares having an aggregate offering price of up to $200,000,000 are to be offered pursuant to the Company’s dividend reinvestment plan; although, the Company may reallocate the Shares between the Primary Offering and the dividend reinvestment plan; and

WHEREAS, the Shares relating to the Primary Offering are to be sold for a per share cash purchase price of $10.00, and the minimum purchase by any one person is $5,000, assuming no discounts apply; and the Shares relating to the dividend reinvestment plan will be offered at a purchase price equal to the higher of $9.50 per Share or 95% of the fair market value of a Share on the reinvestment date, as determined by CBRE Advisors LLC, or another firm the Company may choose for such purpose; and

WHEREAS, the Managing Dealer is a member in good standing of the National Association of Securities Dealers, is registered as a broker-dealer with the SEC, and is presently or, prior to any offers or sales of Shares, will be licensed or registered in all fifty states, the District of Columbia, and the Commonwealth of Puerto Rico as a broker-dealer qualified to offer and sell to the public securities of the type represented by the Shares; and

WHEREAS, the Company desires to retain the Managing Dealer to use its best efforts to sell the Shares and to manage the sale by others of the Shares, and the Managing Dealer is willing and desires to serve as the Managing Dealer for the Company for the sale of the Shares upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and the Managing Dealer agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the following specified meanings.

1.1 “Approved Sales Literature” has the meaning specified in Section 3.5 hereof.

1.2 “Confirmation” has the meaning specified in Section 3.3 hereof.

1.3 “Escrow Agent” has the meaning specified in Section 3.7 hereof.

1.4 “NASAA Guidelines” has the meaning specified in Section 3.4(f) hereof.

1.5 “NASD” means the National Association of Securities Dealers, Inc.

1.6 “Offering” means the offering of Shares having an aggregate offering price of up to $2,000,000,000 to the public pursuant to the terms and conditions of the Registration Statement.

1.7 “Offering Period” means the period commencing on the initial effective date of the Registration Statement and ending on the earliest of the following: (i) two years from the initial effective date of the Registration Statement; (ii) the acceptance by the Company of subscriptions for Shares having an aggregate offering price of $2,000,0000,000, including Shares issued to investors who participate in the Company’s dividend reinvestment plan; (iii) the termination of the Offering by the Company, with the consent of the Managing Dealer; (iv) the termination of the effectiveness of the Registration Statement, which if done by the Company shall be with the consent of the Managing Dealer; or (v) the termination of the Company.

1.8 “Participating Brokers” mean those broker-dealers engaged by the Managing Dealer to participate in the Offering pursuant to Section 3.2 hereof.

1.9 “Participating Broker Agreement” has the meaning specified in Section 3.2 hereof.

1.10 “Prospectus” means the final prospectus included in the Registration Statement, pursuant to which the Company will offer Shares to the public, as the same may be amended or supplemented from time to time after the effective date of the Registration Statement.

1.11 “Registration Statement” means the registration statement pursuant to which the Company has registered the Shares with the SEC as provided in the 1933 Act, as such registration statement may be amended or supplemented from time to time.

1.12 “Reinvestment Plan” has the meaning specified in Section 3.4(e) hereof.

1.13 “REIT” means a real estate investment trust qualifying under Section 856 of the Internal Revenue Code.

1.14 “SEC” means the U.S. Securities and Exchange Commission.

1.15 “State Regulatory Authorities” mean the commissions, departments, agencies or other authorities in the fifty states, the District of Columbia, the Commonwealth of Puerto Rico and any foreign jurisdictions which regulate the offer and sale of securities.

1.16 “1933 Act” means the Securities Act of 1933, as amended.

1.17 “1934 Act” means the Securities Exchange Act of 1934, as amended.

ARTICLE 2

APPOINTMENT

Subject to the terms and conditions set forth in this Agreement, the Company hereby appoints the Managing Dealer as the exclusive managing dealer of the Offering to use its best efforts to sell Shares of the Company having an aggregate offering price of up to $2,000,000,000 and to manage the sale of such Shares by Participating Brokers for the Company’s account. The Managing Dealer hereby accepts such appointment.

ARTICLE 3

SALE OF SHARES

3.1 Best Efforts. The Managing Dealer shall use its best efforts during the Offering Period to sell or cause to be sold the Shares in such quantities and to such persons and in accordance with such terms as are set forth in this Agreement, the Prospectus and the Registration Statement. Notwithstanding anything herein to the contrary, the Managing Dealer shall have no obligation under this Agreement to purchase any of the Shares for its own account.

3.2 Engagement of Other Broker-Dealers. The Company hereby acknowledges and agrees that the Managing Dealer may engage Participating Brokers to participate in the Offering, provided that (i) all Participating Brokers are registered with the SEC and members of the NASD and are duly licensed or registered by the State Regulatory Authorities in the jurisdictions in which they will offer and sell Shares or exempt from broker-dealer registration with the SEC and the State Regulatory Authorities, and (ii) all such engagements are evidenced by written agreements, the terms and conditions of which substantially conform to the form of Participating Broker Agreement approved by the Company and attached hereto as Exhibit A (the “Participating Broker Agreement”). The Managing Dealer is authorized to reallow so much of the commissions and marketing support fees which it receives under Section 4.1 and 4.2, respectively, to Participating Brokers as it sees fit.

3.3 Telephonic Subscriptions. The Managing Dealer may permit certain Participating Brokers to accept telephonic or other oral subscriptions for Shares;

provided, however, that any such Participating Broker agrees in its Participating Broker Agreement, that: (i) the registered representative and branch manager of the Participating Broker shall execute the subscription agreement on behalf of any investor who telephonically or orally subscribes for Shares; (ii) the Participating Broker shall not charge investors who telephonically or orally subscribe for Shares any additional fees, including but not limited to fees relating to opening an account with the Participating Broker; and (iii) the Participating Broker shall not accept telephonic or oral subscriptions for Shares from any investor unless such investor has received a copy of the Company’s Prospectus prior to making a decision to invest. Pursuant to the Participating Broker Agreement, the Participating Broker shall agree to explain to such investor that: (x) the investor shall have the right to rescind such subscription for a period of ten (10) days following the receipt of the Confirmation (as hereinafter defined); and (y) unless the investor rescinds such subscription within the applicable period of time, the investor shall be bound by the subscription agreement. The Managing Dealer shall confirm the receipt of subscriptions for Shares which have been subscribed for by telephone or other oral instructions by written notice to the investor (the “Confirmation”). Such Confirmation shall be mailed to the investor not later than seven (7) days after the date on which the investor’s funds are deposited, shall contain a statement that the investor has a right to rescind his subscription, and shall be accompanied by a Prospectus.

3.4 Suitability and Minimum Purchase Requirements.

(a) The Managing Dealer will use commercially reasonable effort, to the extent it or any Participating Broker sells Shares to investors, to assure that any such Shares are sold only to investors who:

(i) meet the investor suitability standards, including the minimum income and net worth standard established by the Company, and minimum purchase requirements set forth in the Registration Statement;

(ii) can reasonably be expected to benefit from an investment in the Company based on the prospective investor’s overall investment objectives and portfolio structure;

(iii) are able to bear the economic risk of the investment based on each prospective investor’s overall financial situation; and

(iv) have apparent understanding of (A) the fundamental risks of the investment; (B) the risk that the prospective investor may lose the entire investment; (C) the lack of liquidity of the Shares; (D) the restrictions on transferability of the Shares; (E) the background and qualifications of the officers and directors of CBRE Advisors LLC, the advisor to the Company (the “Advisor”); and (F) the tax consequences of an investment in the Shares.

(b) The Managing Dealer will make the determinations required to be made by it pursuant to Section 3.4(a) above based on information it has obtained from a prospective investor, including but not limited to the prospective investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments of the prospective investor, as well as any other pertinent factors deemed by the Managing Dealer to be relevant. The Managing Dealer may rely upon a Participating Broker to gather such information and make a suitability determination in respect of investors solicited by a Participating Broker.

(c) The Managing Dealer, or a Participating Broker, as appropriate, shall maintain such records evidencing compliance with the determination of the investor suitability standards and minimum purchase requirements set forth in the Registration Statement, as required by Paragraphs 3.4(a) and 3.4(b) above for that time period required by applicable laws, rules and regulations.

(d) The Managing Dealer shall comply with all the applicable provisions of the NASD’s Conduct Rules.

(e) To the extent the Managing Dealer sells Shares to investors it shall comply with the requirements for determining the suitability of investors who elect to participate in the Reinvestment Plan (the “Reinvestment Plan”).

(f) The Managing Dealer agrees to comply with the provisions of Article III.C of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”).

(g) The Managing Dealer hereby represents that it will communicate to each of its sales agents, representatives and other appropriate persons associated with it the above-referenced suitability standards, and the Managing Dealer shall require each Participating Broker that it may engage to acknowledge compliance with the NASAA Guidelines and NASD Conduct Rules.

3.5 Sales Literature. The Managing Dealer shall use and distribute in conjunction with the offer and sale of any Shares only the Prospectus and such sales literature and advertising as shall have been previously approved in writing by the Company (“Approved Sales Literature”).

3.6 Jurisdictions. The Managing Dealer shall cause Shares to be offered and sold only in those jurisdictions specified in writing by the Company for whose account Shares are then offered for sale, and such list of jurisdictions shall be updated by the Company as additional jurisdictions are added. The Company shall specify only such jurisdictions in which the offering and sale of its Shares has been authorized by appropriate State Regulatory Authorities. No Shares shall be offered or sold for the account of the Company in any other states.

3.7 Escrow. All funds received by the Managing Dealer, if any, for the sale of Shares shall be deposited in an escrow account established by the Company at a bank to be selected by the Company (the “Escrow Agent”), by the close of the first business day following receipt of such funds by the Managing Dealer. Such escrow account shall be denominated “ESCROW ACCOUNT FOR THE BENEFIT OF SUBSCRIBERS FOR COMMON SHARES OF CB RICHARD ELLIS REALTY TRUST.” Checks may be

made payable to either the Escrow Agent or the Company. The Managing Dealer may authorize certain Participating Brokers to instruct their customers to make their checks for Shares subscribed for payable directly to the Participating Broker. In such case, the Participating Broker will collect the proceeds of the subscribers’ checks and issue a check made payable to the order of the Escrow Agent for the aggregate amount of the subscription proceeds. The Company represents and covenants that it will forward copies of the bank escrow statements to the Managing Dealer on a monthly basis and such other times as reasonably requested by the Managing Dealer.

ARTICLE 4

COMPENSATION

4.1 Commissions.

(a) The Company shall pay to the Managing Dealer, as compensation for all services to be rendered by the Managing Dealer pursuant to this Agreement, a commission equal to six percent (6.0%) of the selling price of each Share for which a sale is completed, regardless of whether such Share is sold by the Managing Dealer or a Participating Broker; provided, however, that the Company will pay reduced commissions or may eliminate commissions on certain sales of Shares, including the reduction or elimination of commissions in accordance with, and on the terms set forth in, the Prospectus and the following paragraph of this Section 4.1, which reduction or elimination of commissions will not change the net proceeds to the Company.

(b) A registered principal or representative of the Managing Dealer or a Participating Broker, employees, officers, and trustees of the Company or the Advisor, any of their Affiliates (and the immediate family members of any of the foregoing persons, provided that “immediate family members” means such person’s spouse, parents, children, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in law” relations as well as such persons so related by adoption), and any Plan (as defined in the Prospectus) established exclusively for the benefit of such persons or entities may purchase Shares net of 6.0% commissions and the 1.0% marketing support fee (described in Section 4.2 below), at a per Share purchase price of $9.30. In addition, clients of an investment adviser registered under the Investment Advisers Act of 1940, as amended or under applicable state securities laws and a person investing in a bank trust account with respect to which the decision-making authority for investments made has been delegated to the bank trust department, may purchase the Shares net of commissions and the marketing support fee. The amount of proceeds to the Company will not be affected by eliminating commissions and marketing support fees payable in connection with sales to investors purchasing through such registered investment advisers or bank trust department. In addition, brokers that have a contractual arrangement with their clients for the payment of fees which is inconsistent with accepting selling commissions may elect not to accept any selling commissions offered by the Company for Shares that they sell. In any such event, no commission or marketing support fee shall be payable to the Managing Dealer or otherwise pursuant to Section 4.1(a) and 4.2.

(c) In connection with the purchase and subsequent purchase of certain minimum numbers of Shares, the amount of commissions otherwise payable may be reduced in accordance with the volume discounts schedule set forth in the Prospectus.

4.2 Marketing Support Fee. The Company shall pay to the Managing Dealer a nonaccountable fee for assistance in selling and marketing the Shares equal to one percent (1.0%) of the selling price of each Share which is sold in the Offering. The Managing Dealer may reallow up to 1.0% of the selling price for each Share sold by a Participating Broker with whom the Managing Dealer enters into a Marketing Support Fee Agreement pursuant to which such Participating Broker agrees to use their internal marketing support personnel to assist the Managing Dealer’s marketing team and use their internal marketing communication tools to promote the Company.

4.3 Dealer Manager Fee. The Company shall pay to the Managing Dealer a non-accountable dealer manager fee equal to one and one-half percent (1.5%) of the selling price of each Share which is sold in the Offering for serving as managing dealer of the Offering.

4.4 Completed Sale.

(a) A sale of a Share shall be deemed to be completed under Section 4.1 if and only if (i) the Company has received a properly completed and executed subscription agreement, together with payment of the full purchase price of each purchased Share, from or, in accordance with Section 3.4(a) on behalf of an investor, who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Registration Statement as determined by the Participating Broker (or Managing Dealer if applicable) in accordance with the provisions of this Agreement; (ii) the Company has accepted such subscription; and (iii) such investor has been admitted as a shareholder of the Company.

(b) The Managing Dealer hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission, marketing support fee or dealer manager fee will be paid to the Managing Dealer with respect to that portion of any subscription which is rejected.

4.5 Payment. Except as provided in “The Offering - Plan of Distribution” of the Prospectus, the commissions specified in Section 4 for the sale of any Share shall be payable in cash by the Company, as specified in Section 4, weekly, and in no event later than ten (10) calendar days in which the investor subscribing for the Share is admitted as a shareholder of the Company. Investors whose subscriptions for Shares are accepted shall be admitted daily as shareholders of the Company, but in no event later than ten (10) calendar days after the subscriptions are accepted. The Company will accept or reject all subscriptions within thirty (30) days after receipt. Notwithstanding anything to the contrary contained herein, in the event that the Company pays any commission, marketing support fee or dealer manager fee to the Managing Dealer for sale by a Participating Broker of one or more Shares and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Managing Dealer by the Company under this Agreement by an amount equal to the applicable rates established in Section 4 of this Agreement, multiplied by the number of Shares as to which the subscription is rescinded. In the event that no payment of commissions or other compensation is due to the Managing Dealer after such withdrawal occurs, the Managing Dealer shall pay the amount specified in the preceding sentence to the Company within ten (10) days following receipt of notice by the Managing Dealer from the Company stating the amount owed as a result of rescinded subscriptions.

4.6 Sales Incentives. The Company or its Affiliates also may provide non-cash incentive items for registered representatives of the Managing Dealer and the Participating Brokers, which in no event shall exceed an aggregate of $100 per annum per participating sales person. In the event other incentives are provided to registered representatives of the Managing Dealer or the Participating Brokers, they will only be paid in cash and such payments will only be made to the Managing Dealer or the Participating Brokers rather than their registered representatives. Sales incentive programs offered to Participating Brokers must first have been submitted for review by the NASD, and must comply with Rule 2710. Sales incentive programs offered to registered representatives of the Managing Dealer must comply with Rule 2710 but are not required to be submitted to the NASD.

4.7 Expense Reimbursements. The Company hereby agrees to reimburse reasonable expenses that the Managing Dealer and/or its associated persons incur in connection with the Offering, including reimbursements for marketing, direct expenses of the Managing Dealer’s employees while engaged in marketing the Company’s Shares and other marketing costs including costs associated with broker-dealer meetings estimated to be 0.5% of the Gross Proceeds. The Managing Dealer will prepare six (6) month budgets for approval by the Company throughout the Offering Period (i.e. there will be four (4), six (6) month budgets prepared for the twenty-four (24) month offering). In the event any expense items arise which are not included within the budget but would be subject to reimbursement by the Company pursuant to this Section 4.7, the Managing Dealer will provide a reasonable estimate of such reimbursable expenses to the Company for review at least forty-eight (48) hours before the Managing Dealer and/or its associated persons incur such expenses. The Managing Dealer will provide the Company with a detailed statement of actual reimbursable expenses incurred. The Managing Dealer, in its sole discretion, may reallow such amounts as it determines of such reimbursements to Participating Brokers.

4.8 NASD Rules. Notwithstanding the foregoing or anything contained herein to the contrary, in no event shall the Company pay or give or cause to be paid or given any compensation or incentives in excess of amounts permitted under applicable NASD rules or published guidance.

ARTICLE 5

TERM OF AGREEMENT

5.1 Commencement and Expiration. This Agreement shall commence as of the date first above written and, unless sooner terminated pursuant to Section 5.2 or by operation of law or otherwise, shall expire at the end of the Offering Period.

5.2 Termination.

(a) Any party may terminate this agreement at any time and for any reason by giving thirty (30) days’ prior written notice of intention to terminate to each other party hereto.

(b) The Company may terminate this agreement upon five (5) days’ prior written notice if the Managing Dealer fails to meet the performance standards set forth on Schedule A hereto.

5.3 Obligations Surviving Expiration or Termination.

(a) In addition to any other obligations of the Managing Dealer that survive the expiration or termination of this Agreement, the Company and the Managing Dealer, upon the expiration or termination of this Agreement, shall each (i) promptly deposit any and all funds in its possession which were received from investors for the sale of Shares into the appropriate escrow account specified in Section 3.7 or into such other account as the Company may designate; and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Managing Dealer, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Managing Dealer shall use its best efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering to a party designated by the Company.

(b) In addition to any other obligations of the Company that survive the expiration or termination of this Agreement, the Company, upon expiration or termination of this Agreement, shall pay to the Managing Dealer all commissions and other compensation to which the Managing Dealer is or becomes entitled at such time or times as such commissions or other compensation become payable pursuant to this Section 4.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE MANAGING DEALER

6.1 Representations, Warranties and Covenants. The Managing Dealer represents, warrants and covenants during the full term of this Agreement, as follows:

(a) It is (i) a corporation duly organized and validly existing under the laws of the State of Florida, (ii) a member in good standing of the NASD, and (iii) a broker-dealer registered with the SEC under the 1934 Act and under the securities laws of all fifty states, the District of Columbia, and the Commonwealth of Puerto Rico.

(b) It will use its best efforts to assure that all Shares are offered and sold in accordance with (i) the terms of the Registration Statement, the Prospectus and this Agreement, (ii) the requirements of applicable federal and state securities laws and regulations, and (iii) the applicable rules of the NASD, including, without limitation, the NASD’s Conduct Rules.

(c) In each state, the Managing Dealer will permit only those of its agents, employees or representatives, and Participating Brokers, who have effective registrations in such state, as and if required by the securities or “blue sky” laws of such state, to review the suitability of interests for, to offer interests for sale to, or solicit offers to buy interests from, or otherwise negotiate with respect to, discuss the terms or merits of an investment in or provide any documents relating to the interests with, any investors resident in such state.

(d) It will cause the Shares to be offered or sold only in those jurisdictions specified in writing by the Company.

(e) It either (i) will not purchase Shares for its own account or (ii) will hold all such Shares for investment.

(f) This Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Managing Dealer.

(g) The Managing Dealer shall verify the identity of each investor to whom it offers and sells shares under its “customer identification program” and verify the source of the investor’s funds as required by the anti-money laundering rules of the NASD, SEC and Department of Treasury, and screen such investors against current lists of individuals and organizations available from the Office of Foreign Asset Control (“OFAC”). The Broker shall not accept subscriptions from any person, entity or organization in a blocked jurisdiction. The Broker shall file any necessary or appropriate suspicious activity reports and currency transaction reports and other required under applicable “know your customer” and “anti-money laundering” laws and regulations in respect of investors or potential investors. The Managing Dealer has in place and adheres to a comprehensive anti-money laundering program that meets the requirements of NASD Conduct Rule 3011, Department of Treasury regulations issued pursuant to Title III of the USA PATRIOT Act and other applicable laws and regulations. The Managing Dealer agrees to cooperate with the Company in gathering additional information in respect of an investor or the source of the investors funds as reasonably requested by the Company, and agrees to cooperate with the Company in connection with anti-money laundering laws and regulations. By forwarding an investor’s subscription information to the Company, the Managing Dealer represents and warrants that it has verified the identity of the investor and the source of the investor’s funds, that the investor is not listed on the OFAC list, and that the Managing Dealer, after conducting commerically reasonable diligence, is not aware of any suspicious or illegal activity associated with the investor or the source of the investor’s funds.

(h) Solicitation and other activities by the Managing Dealer hereunder shall be undertaken only in accordance with this Agreement, the 1933 Act, the 1934 Act, and the applicable rules and regulations of the SEC and any other applicable securities or blue sky laws and regulations. The Managing Dealer agrees that it will not use or authorize the use of any solicitation material other than the Prospectus and Approved Sales Literature.

(i) The Managing Dealer will promptly deliver to the Company or an agent designated by the Company any subscription documents received by it and will promptly deliver all checks executed by or delivered on behalf of prospective investors to the Escrow Agent for deposit in the escrow account in accordance with Section 3.7 hereof.

(j) The information under the caption “Plan of Distribution” in the Prospectus and all other information supplied to the Company by the Managing Dealer for use in the Registration Statement, the Prospectus or the Approved Sales Literature, or any amendment or supplement thereto, does not contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements therein not misleading.

(k) The blue sky survey for the Company indicates or will indicate the jurisdictions where it is believed that offers and sales of the Shares may be made under the applicable state securities laws and regulations. In effecting offers or sales in a jurisdiction, the Managing Dealer will comply with all special conditions and limitations imposed by such jurisdiction, as set forth in the blue sky survey for the Company. If the blue sky survey for the Company is not enclosed herewith, it will be made available to the Managing Dealer at a later date.

(l) If it intends to use electronic delivery to distribute the Prospectus to any person, that it will comply with all applicable requirements of the SEC and/or the NASD and any laws or regulations related to the electronic delivery of documents.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

7.1 Representations, Warranties and Covenants. The Company represents, warrants and covenants, during the full term of this Agreement, that:

(a) The Company has filed with the SEC a Registration Statement on Form S-11, Registration No. 333-127405 and a related preliminary prospectus for the registration of the Shares under the 1933 Act, and has filed such amendments thereto and such amended preliminary prospectuses as may have been required as of the date hereof. Such registration statement as amended and the amended prospectus on file with the SEC at the time the registration statement becomes effective are herein called the “Registration Statement” and the “Prospectus” respectively, except that (A) if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended prospectus then on file with the SEC, and (B) if the prospectus filed by the Company pursuant to either Rule 424(b) or (c) of the rules and regulations of the SEC under the 1933 Act (the “Regulations”) shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, the term “Prospectus” shall refer to such prospectus filed pursuant to either Rule 424(b) or (c), as the case may be, from and after the date on which it shall have been filed. The SEC has not issued any order preventing or suspending the use of any preliminary prospectus or the Prospectus.

(b) At the time the Registration Statement initially becomes effective and at the time that any post-effective amendment thereto becomes effective, the Registration Statement and the Prospectus, will comply with the provisions of the 1933 Act and the Regulations; at the time the Registration Statement initially becomes effective and at the time that any post-effective amendment thereto becomes effective and during the Offering Period, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and at the time the Registration Statement or an amendment thereto becomes effective, the Registration Statement and the Prospectus during the Offering Period, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the representations and warranties in this Section shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Managing Dealer expressly for use in the Registration Statement or the Prospectus. Prior to the time the Registration Statement initially becomes effective, every contract or other document required by the 1933 Act or the Regulations to be filed as an exhibit to the Registration Statement will have been so filed.

(c) The Company will use commercially reasonable efforts to (i) prevent the issuance of any order by the SEC, any State Regulatory Authority or any other regulatory authority which suspends the effectiveness of the Registration Statement, prevents the use of the Prospectus, or otherwise prevents or suspends the Offering, and (ii) obtain the lifting of any such order if issued.

(d) The Company will give the Managing Dealer written notice when the Registration Statement becomes effective and shall deliver to the Managing Dealer a signed copy of the Registration Statement, including its exhibits, and such number of copies of the Prospectus, and any supplements and amendments thereto which are finally approved by the SEC, as the Managing Dealer may reasonably request for sale of the Shares.

(e) In the event the Company learns of any circumstances or facts, the existence of which causes the Company to believe that such circumstances or facts (i) render the Registration Statement or Prospectus inaccurate or misleading as to any material facts or (ii) should otherwise be disclosed in a supplement or amendment to the Registration Statement, Prospectus or any Approved Sales Literature, it will promptly bring such circumstances or facts to the attention of the Managing Dealer. If, in the opinion of any party hereto or of counsel for any party hereto, circumstances or facts should be set forth in an amendment or supplement to the Registration Statement, Prospectus or to any Approved Sales Literature, the Company shall cause such amendment or supplement to be prepared promptly and shall make available to the Managing Dealer sufficient copies thereof for its own use and/or distribution to the Participating Brokers. The Company will promptly notify the Managing Dealer of any post-effective amendments or supplements to the Registration Statement or Prospectus.

(f) Any supplemental sales literature or advertisement, regardless of how labeled or described, used in addition to the Prospectus in connection with the Offering which is furnished or approved by the Company (including, without limitation, Approved Sales Literature) shall, to the extent required, be filed with and approved by the appropriate securities agencies and bodies, provided that the Managing Dealer will make all NASD filings, to the extent required.

(g) The Company at all times during the Offering Period is and will be duly organized and legally existing as a trust pursuant to the laws of the State of Maryland with full power and authority to conduct business as described in the Prospectus; the Company has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary action. This Agreement constitutes the valid and binding agreement of the Company, enforceable against it in accordance with its terms. The Company is not in violation of its declaration of trust or by-laws or in default under any agreement, indenture or instrument the effect of which violation or default would be material to the Company. None of (i) the issuance and sale of the Shares, (ii) the execution and delivery by the Company of this Agreement, (iii) the consummation by the Company of any of the transactions herein or therein contemplated, and (iv) the compliance by the Company with the provisions hereof or thereof, does or will conflict with or result in a breach of any term or provision of the declaration of trust or by-laws of the Company or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound, or any statute, order or regulation applicable to the Company of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Company. The Company is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that materially and adversely affects, or may in the future materially and adversely affect, (x) the ability of the Company to perform its obligations under this Agreement or (y) the business, operations, financial conditions, properties or assets of the Company.

(h) There are no actions or proceedings against, or investigations of, the Company pending or, to the knowledge of the Company, threatened, before any court, arbitrator, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the issuance of the Shares or the consummation of any of the transactions contemplated by this Agreement, (iii) that might materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement, or the Shares or (iv) seeking to affect adversely the federal income tax attributes of the Shares other than those described in the Prospectus. As of the date hereof, as of the date on which the Prospectus is first filed pursuant to Rule 424 under the 1933 Act, as of the date on which any amendment to the Registration Statement becomes effective, as of the date on which any supplement to the Prospectus is filed with the SEC, there has not been and will not have been (x) any request by the SEC for any further amendment to the Registration Statement or the Prospectus or for any additional information, (y) any issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the institution or threat of any proceeding for that purpose or (z) any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or any initiation or threat of any proceeding for such purpose. No consent, approval, authorization or order of, or filing or registration with, state or federal court or governmental agency or body other than as expressly noted in this Agreement for the effectiveness of the Registration Statement and state blue sky filings is required for the consummation by the Company of the transactions contemplated by the terms of the Agreement.

(i) Any taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement or the execution, delivery and sale of the Shares have been or will be paid on or prior to when due.

(j) The Company is not, and neither the offer or sale of the Shares nor the activities of the Company will cause the Company to be, an “investment company” or under the control of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(k) The Company has complied and will comply with the requirements of this Agreement and all applicable federal and state laws in connection with the offer and sale of the Shares. The Company shall provide from time to time upon request of the Managing Dealer such information necessary for the Managing Dealer to comply with the requirements of this Agreement and such applicable law, including but not limited to investor information to the Managing Dealer as reasonably requested in order for the Managing Dealer to comply with any NASD Conduct Rules or any regulatory requests, audits or similar inquires.

(l) The Company will, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended.

(m) The Company will use commercially reasonable efforts to cause, at or prior to the time the Registration Statement becomes effective and during the Offering, the qualification or registration of the Shares for offering and sale under the securities laws of such jurisdictions as shall be determined by the Company, in consultation with the Managing Dealer.

(n) The Company shall disclose, in each annual report distributed to investors pursuant to Section 13(a) of the 1934 Act, a per Share estimated value of the Shares as required by NASD Rule 2710(f)(2)(M).

ARTICLE 8

PAYMENT OF COSTS AND EXPENSES

8.1 Managing Dealer. The Managing Dealer shall pay all of its own costs and expenses incident to the performance of its obligations under this Agreement which are not expressly assumed by the Company in Section 4, the Indemnification provisions and hereunder in Section 8.2 below.

8.2 Company. The Company shall pay all costs and expenses related to:

(a) the registration of the offer and sale of the Shares with the SEC, including the cost of preparation, printing, filing and delivery of the Registration Statement and all copies of the Prospectus used in the Offering, and any amendments or supplements to such documents;

(b) the preparation and printing of the form of subscription agreement to be used in the sale of the Shares;

(c) the preparation and printing of the blue sky memorandum or survey and the qualification or registration of the Shares under state securities or “blue sky” laws of states where the Shares are to be offered or sold;

(d) the filing of the Registration Statement and any related documents, including any amendments or supplements to such documents, with the NASD;

(e) the preparation, printing and filing of all advertising and Approved Sales Literature relating to the Company or the sale of Shares; and

(f) any filing fees, and fees and disbursements to counsel to the Company, and accountants and escrow agents which are in any way related to any of the above items.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification.

(a) The Company will indemnify, defend and hold harmless the Managing Dealer and each Participating Broker and its or their respective officers,

directors, partners, associated persons, and control persons, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, joint or several, to which the Managing Dealer or Participating Broker may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) a breach by the Company of any of its representations, warranties or covenants in this Agreement or (ii) an untrue statement of a material fact contained in any Approved Sales Literature, the Registration Statement or the Prospectus, or any amendment or supplement thereto, except for the information supplied by the Managing Dealer, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse the Managing Dealer and each Participating Broker and their respective officers, directors, partners, associated persons, and control persons, for any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Managing Dealer or a Participating Broker in connection with investigating or defending any such claim or action instituted against the Managing Dealer or a Participating Broker, whether or not resulting in any liability; provided that the Company will not be liable in any such case if it is determined that the Managing Dealer or Participating Broker was at fault in connection with the loss, claim, damage, liability or action.

(b) Notwithstanding anything to the contrary in Section 9.1(a), the Managing Dealer and each Participating Broker and its or their respective officers, directors, partners, associated persons, and control persons shall not be indeminified by the Company for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities laws violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(c) The Managing Dealer will indemnify, defend and hold harmless the Company and its trustees, partners, associated persons, and control persons, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to the Company, to which the Company may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) a breach by the Managing Dealer of any of its representations, warranties or covenants in this Agreement or (ii) any untrue statement of any material fact made by the Managing Dealer to any offeree or purchaser of any of the Shares (other than any statement contained in the Prospectus or any Approved Sales Literature, or any amendment or supplement thereto, except for the information supplied by the Managing Dealer), (iii) any omission by the Managing Dealer to state to any offeree or purchaser of any Shares a material fact necessary in order to make the statements made to such offeree or purchaser not misleading in light of the circumstances under which they were made (other than any such material fact omitted from the Prospectus, or any amendment or supplement thereto, unless such omission is based on information supplied by the Managing Dealer), or (iv) any failure to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts, including applicable NASD rules, SEC rules and the USA Patriot Act and will reimburse any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Company in connection with investigating or defending any such claim or action, whether or not resulting in any liability.

(d) The Participating Broker Agreements shall contain a provision by which each Participating Broker indemnifies the Company for specified acts or omissions of the Participating Broker and designates the Company as a third party beneficiary empowered to enforce such provision.

(e) The indemnity provided by this Section 9 will be in addition to any liability which a Party may otherwise have.

(f) If the right to indemnification provided for in this Section 9 would by its terms be available to a person hereunder (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), but is held to be unavailable by a court of competent jurisdiction for any reason, then the Company, the Managing Dealer and the Participating Brokers (collectively, the “Indemnifying Parties” and individually, an “Indemnifying Party”) shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in those paragraphs (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) in the ratio in which the gross proceeds of the Offering of Shares have been actually received and retained by such Indemnifying Party. For purposes of the preceding sentence, proceeds, commissions, marketing support fees, dealer manager fees, expense reimbursements or other amounts paid to the Managing Dealer under this Agreement and paid by the Managing Dealer to the Company or a Participating Broker, shall not be deemed received and retained by the Managing Dealer. However, the right of contribution described in the preceding sentences is subject to the following limitation: No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(g) Any Indemnified Party entitled to contribution or indemnification will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another Indemnifying Party or Indemnifying Parties, notify such other Indemnifying Party or Indemnifying Parties. Failure to so notify such other Indemnifying Party or Indemnifying Parties shall not relieve such other

Indemnifying Party or Indemnifying Parties from any other obligation it or they may have hereunder or otherwise, unless the Indemnifying Party has been materially prejudiced in its ability to defend the action as a result of such delay. If such other Indemnifying Party or Indemnifying Parties are so notified, such other Indemnifying Party or Indemnifying Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other Indemnifying Party or Indemnifying Parties to the Indemnified Party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the Indemnifying Party or Indemnifying Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Indemnified Party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent.

ARTICLE 10

MISCELLANEOUS

10.1 Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below.

If to the Company:	CB Richard Ellis Realty Trust
865 South Figueroa Street, Suite 3500
Los Angeles, California 90017

If to the Managing Dealer:	CNL Securities Corp.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention: Robert A. Bourne, Chief Executive Officer and Catherine P. Bowman, SVP and Chief Compliance Officer

Any party may change its address specified above by giving each other party notice of such change in accordance with this Section 10.1.

10.2 Invalid Provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

10.3 No Partnership. Nothing in this Agreement shall be construed or interpreted to constitute the Managing Dealer or the Participating Brokers as being in association with or in partnership with the Company or one another, and instead, this Agreement only shall constitute the Managing Dealer as a broker authorized by the Company to sell and to manage the sale by others of the Shares according to the terms set forth in the Registration Statement, the Prospectus or this Agreement. Nothing herein contained shall render the Managing Dealer or the Company liable for the obligations of any of the Participating Brokers or one another.

10.4 Third Party Beneficiaries. The Participating Dealers shall be third party beneficiaries of Article 9 of this Agreement; otherwise there shall be no third party beneficiaries of this Agreement, and other than the Company with respect to Article 9, no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

10.5 Survival. The following provisions of the Agreement shall survive the expiration or termination of this Agreement: Sections 4.1, 4.2 and 4.3 (for sales occurring prior to termination) and Articles 8, 9 and 10.

10.6 Entire Agreement. This Agreement constitutes the complete understanding among the parties hereto, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless and until it is signed by all parties hereto.

10.7 Successors and Assigns. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of each other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.8 Nonwaiver. The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

10.9 Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York.

10.10 Access to Information. In connection with the Managing Dealer’s engagement hereunder, the Company shall make available to the Managing Dealer during the Offering Period any information concerning the offering of the interests as the Managing Dealer reasonably requests, which shall include due diligence information concerning the Company. The Company shall use commercially reasonable efforts to assure the accuracy and completeness of all of such information at the time it is furnished to Managing Dealer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

By:
Name:
Title:

MANAGING DEALER:

CNL SECURITIES CORP.

By:
Name:
Title:

SCHEDULE A

Minimum Performance Standards

Managing Dealer Sales of $350 million within 24 months of the effective date of the Registration Statement; provided that at the time of such notice the Company is not in breach of any representation, warranty or covenant in this agreement.

EXHIBIT A

Form Participating Broker Agreement